Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2007 relating to the consolidated financial statements of Alliance-HNI, L.L.C. appearing in the Annual Report on Form 10-K of Alliance Imaging, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 27, 2007